Form 234 KGT 9-87A SP2
                                        OPIC Contract of Insurance No. F158


                  OVERSEAS PRIVATE INVESTMENT CORPORATION


                  CONTRACT OF INSURANCE (the "Contract")

                                  Against

                             Inconvertibility
                               Expropriation
                            Political Violence
                       Interference with Operations,

                             as defined below,

                                between the

             Overseas Private Investment Corporation ("OPIC")

                                    and

                    Chaparral Resources, Inc.
                    16945 Northchase Drive, Suite 1440
                    Houston, Texas  77060,

                                                           (the "Investor")

                    a corporation organized and existing under the laws of the State of Delaware,

                    investing through its wholly-owed subsidiaries Central Asia Petroleum, Inc ("CAPD"), a corporation organized and existing under the laws of Delaware, and Central Asia Petroleum (Guernsey) Limited ("CAPG"), a corporation organized and existing under the laws of the Isle of Guernsey

                 (CAPD and CAPG together, the "Intermediate Subsidiaries").






                            TABLE OF CONTENTS*

TITLE                                                                  PAGE
-----                                                                  ----

Table of Defined Terms                                                  iii

Article I - Subject of Insurance and Exchange of Promises

     1.01   Subject                                                     I-1
     1.02   Promises                                                    I-1
     1.03   Maximum Aggregate Compensation Amount                       I-2
     1.04   Full Faith and Credit                                       I-2
     1.05   Term                                                        I-2
     1.06   Premiums and Coverage Elections                             I-2
     1.07   Contingent Coverage Premium                                 1-3

Article II - Inconvertibility - Scope of Coverage

     2.01   Inconvertibility                                           II-1
     2.02   Exclusions                                                 II-1

Article III - Inconvertibility - Amount of Compensation

     3.01   Rate of Compensation for Inconvertibility                 III-1
     3.02 Adjustments                                                 III-2
     3.03 Limitations                                                 III-2

Article IV - Expropriation - Scope of Coverage

     4.01   Total Expropriation                                        IV-1
     4.02   Partial Expropriation                                      IV-2
     4.03   Exclusions                                                 IV-3

Article V - Expropriation - Amount of Compensation

     5.01   Total Expropriation                                         V-1
     5.02   Expropriation of Funds                                      V-1
     5.03   Expropriation of Covered Property                           V-1
     5.04   Adjustments                                                 V-2
     5.05   Limitations                                                 V-3

Article VI - Political Violence - Scope of Coverage

     6.01   Loss Due to Political Violence                             VI-1
     6.02   Exclusions                                                 VI-1

________________________
*/ This Table of Contents applies to all coverages offered by OPIC whether or not all of those coverages are provided in this Contract.


Article VII - Political Violence - Amount of Compensation

     7.01   Basis of Compensation                                     VII-1
     7.02   Adjustments                                               VII-2
     7.03   Limitations                                               VII-3
     7.04   Appraisal                                                 VII-3
     7.05   Estimated Compensation                                    VII-3

Article VIII - Interference with Operations - Scope of Coverage

     8.01   Interference with Operations                             VIII-1
     8.02   Resumption of Project Operations                         VIII-1

Article IX - Interference with Operations - Amount of Compensation

     9.01   Basis of Compensation                                      IX-1
     9.02   Adjustments                                                IX-1
     9.03   Limitations                                                IX-2

Article X - Procedures

     10.01  Application for Compensation                                X-1
     10.02  Assignment to OPIC                                          X-1
     10.03  Security                                                    X-2
     10.04  Excess Salvage Value                                        X-2
     10.05  Arbitration                                                 X-3
     10.06  Election of Covered Amount and Termination of Coverage      X-3
     10.07  Terminations                                                X-3
     10.08  Refund of Premiums                                          X-3
     10.09  Legal and Miscellaneous                                     X-4
     10.`0  Notices                                                     X-4

Article XI - Investor's Duties

     11.01  Duties                                                     XI-1
     11.02  Default                                                    XI-5
     11.03  Non-Waiver                                                 XI-6
     11.04  Cure                                                       XI-6

Article XII - Miscellaneous                                           XII-1



                          TABLE OF DEFINED TERMS
                          (in alphabetical order)

TERM                                                  SECTION
----                                                  -------

Book Value of the Investment                          5.01
Book Value of the Loan                                5.01
CAPG                                                  Cover Page
Claim Rescission Amount                               8.02
Contract                                              Cover Page
Co-venturer                                           2.02.4
Covered Amount                                        10.06
Covered Payment                                       2.01
Covered Property                                      4.02.2
Effective Date                                        1.05
Environmental Impact Assessment                       11.01.18(b)
Expected Monetary Value of the Reserves               5.05.6
Foreign Currency                                      5.05.5
Foreign Enterprise                                    1.01.1
Foreign Governing Authority                           1.01.3
Historical Cost                                       5.03.1(b)
Initial Contingency Period                            1.07
Insured Portion                                       1.01.2
Intermediate Subsidiaries                             Cover Page
Investment                                            1.01.2
Investor                                              Cover Page
Investor's Share                                      5.03.1(b)
KKM                                                   1.01.1
Liability                                             5.01(a)
Loan                                                  1.01.2(b)
Local Currency                                        2.01.2(a)(i)
Maximum Aggregate Compensation Amount                 1.03
Offshore Account                                      2.01.1
Offshore Account License                              2.01.1
Operative Date                                        1.07
OPIC                                                  Cover Page
Other Insurance                                       11.01.4
Petroleum                                             1.01.1
Political Violence                                    6.01
Premium Due Date                                      1.06.1
Project                                               1.01.1
Project Agreement                                     1.01.1
Project Country                                       1.01.1
Proved Reserves, Probable Reserves, and Possible      5.05.6
Reserves
Replacement Cost                                      7.01(b)
Second Contingency Period                             1.07
Shares                                                1.01.2(a)
Subsequent Amendments                                 11.01.8
Waiting Period                                        2.01.2(a)
World Bank Guidelines                                 11.01.17




        ARTICLE I - SUBJECT OF INSURANCE AND EXCHANGE OF PROMISES.
        ----------------------------------------------------------


1.01   SUBJECT.

     1. PROJECT. The Investor, through a fifty percent (50%) shareholding in Karakuduk-Munay, Inc. ("KKM" or the "Foreign Enterprise"), a closed joint stock company organized and existing under the laws of the Republic of Kazakhstan, has undertaken a project in the Republic of Kazakhstan (the "Project Country"), consisting of the development and production of hydrocarbons ("Petroleum") from the Karakuduk oil field as described in the Karakaduk Field Development Study dated May 1999 (as so described, the "Project"). The Project has been undertaken pursuant to an agreement dated August 30, 1995, as amended by Amendment No. 1, dated September 17, 1995, between the Ministry of Oil and Gas Industry and KKM, entitled "Agreement for Exploration, Development and Production of Oil in Karakuduk Oil Field in Mangistau Oblast of the Republic of Kazakhstan" (the "Project Agreement"), to which CAPG is not a party, but in which CAPG is named as the "Investor".

     The Investor represents and warrants that it has provided OPIC with true and complete copies of the Project Agreement and other related Project documentation.

     2. INVESTMENT. For the sole purpose of implementing the Project, the Investor has contributed or will contribute, through the Intermediate Subsidiaries, to KKM up to US$105,939,000, consisting of:

          (a) US$100,000 in exchange for fifty percent (50%) (100,000 shares) (the "Shares") of the 200,000 shares of capital stock, constituting the initial equity of KKM, and

          (b) up to US$105,839,000 as a loan (the "Loan") to be made to and repaid by KKM as provided in the Project Agreement

               (such contributions together with all retained earnings on the Shares hereinafter the "Investment").

Ninety percent (90%) (the "Insured Portion") of the Investment is insured under this Contract.

     3. FOREIGN GOVERNING AUTHORITY. The term "Foreign Governing Authority" means the federal government of Kazakhstan and its agencies and instrumentalities exercising governmental (as distinguished from commercial) functions, local and municipal governments, and agencies and instrumentalities through which governmental functions are exercised, provided that the actions of such local and municipal governments and agencies and instrumentalities thereof are attributable under principles of international law to the federal government.

1.02   PROMISES.

     1. OPIC promises that if acts occur during the term of this Contract which satisfy the requirements for coverage in Articles II, IV, VI, or VIII, OPIC will pay the Investor the amount of compensation provided in Articles III, V, VII or IX in accordance with the procedures in Article X.

     2. The Investor promises to follow the procedures in Article X and comply with the duties in Article XI. If the Investor fails to follow the procedures or perform any its obligations under this Contract, the Investor may lose rights, including the right to compensation.

1.03   MAXIMUM AGGREGATE COMPENSATION AMOUNT.

     OPIC will not pay compensation under this Contract in an aggregate amount that exceeds $50,000,000 (the "Maximum Aggregate Compensation Amount").

1.04   FULL FAITH AND CREDIT.

     The full faith and credit of the United States is pledged to secure the full payment by OPIC of its obligations under this Contract.

1.05   TERM.

     This Contract shall enter into force on the date upon which it has been signed by OPIC (the "Effective Date") and shall terminate 20 years afterward.

1.06   PREMIUMS AND COVERAGE ELECTIONS.


     1. TIMING AND RATES. The annual premium rate shall be 2.07% of the Covered Amount (as defined herein). On or before the Operative Date (as defined in Section 1.07), and thereafter on or before the first day of each three-month anniversary of the Operative Date (the Operative Date and each such anniversary, a "Premium Due Date") the Investor shall

          (a)  elect amounts of coverage (Section 10.06) and

          (b)  pay the greater of

               (i) the premium due for the coverage period that commences on such date, and

               (ii) the contract administrative fee due for that period.

The contract administrative fee is 0.25% of the Investment (Section 1.01.2) per annum.

Covered Amount means the U.S. dollar amount of coverage, which amount shall be elected by the Investor in accordance with the provisions of Section 10.06.

     2. INITIAL ELECTION. The Covered Amount and the premium due for the first three-month period shall be:

     Covered Amount                                                $0
       x Quarterly Premium Rate                               0.5163%
                                                          ===========
       = Premium Due                                               $0

1.07 CONTINGENT COVERAGE PREMIUM. Prior to the Operative Date (as hereinafter defined), the Investor shall pay, on or before the Effective Date of this Contract a contingent coverage premium in the amount of $15,625 for the period from the Effective Date of this Contract through December 31, 1999 (the "Initial Contingency Period"). The unearned portion of the $15,625 commitment fee which was previously paid to OPIC by the Investor for the period from October 1, 1999, through December 31, 1999, shall be applied to the contingent coverage premium for the Initial Contingency Period on a pro rata basis for the period from the Effective Date of this Contract through December 31, 1999. If the Operative Date has not occurred prior to December 31, 1999, the Investor shall pay an additional $5,208 for the period from January 1, 2000, through January 30, 2000 (the "Second Contingency Period").

OPIC shall have no liability under this Contract until the Operative Date which shall be the date, if any, upon which OPIC shall have received from the Investor the Investor's election of the Covered Amount for the first three-month coverage period (Section 1.06) which election shall be in accordance with Section 10.06.

OPIC shall promptly acknowledge receipt of such notice and election of the Coverage Amount from the Investor and shall notify the Investor of the additional premium amount due for the first three-month coverage period calculated by applying the premium rate set forth in Section 1.06.2 to the Covered Amount elected by the Investor. Such amount shall be calculated net of the pro rata portion of any unearned contingent coverage premium paid and shall be payable within 30 days of the date of OPIC's notification to the Investor of the additional premium due.

If the Investor fails to pay the additional premium due by such date or if the Operative Date does not occur prior to January 30, 2000, this Contract shall automatically terminate and be of no further force or effect.



            ARTICLE II - INCONVERTIBILITY - SCOPE OF COVERAGE.
            --------------------------------------------------


2.01 INCONVERTIBILITY. Subject to the exclusions (Section 2.02) and limitations (Section 3.02), CAPG or the Foreign Enterprise shall be deemed unable to make a payment in U.S. dollars of earnings on or returns of the Investment (a "Covered Payment") and compensation shall be payable only if:

   1. CAPG or the Foreign Enterprise is not permitted by the Foreign Governing Authority to retain in U.S. dollars outside of the Project Country in an account owned and controlled by CAPG or the Foreign Enterprise (the "Offshore Account") in accordance with the terms of License No. 51 for Opening an Offshore Bank Account issued by the National Bank of the Republic of Kazakhstan, dated September 28,1999 (the "Offshore Account License"), U.S. dollar proceeds derived from the sale for export of Petroleum produced by the Project ("Export Proceeds") from which Covered Payments may be made; and

   2.   CAPG or the Foreign Enterprise:

        (a) (i) is required by the Foreign Governing Authority to convert Export Proceeds into the lawful currency of the Project Country ("Local Currency") to be held in a Local Currency account in the Project Country and (ii) during the 120 successive days following the date that either CAPG or the Foreign Enterprise attempts to make a Covered Payment (the "Waiting Period"), is unable to convert sufficient Local Currency to make a Covered Payment in U.S. dollars through any readily available legal channel, whether direct or indirect (including a parallel market), except at rates which are less favorable than the rate described under
               Section 3.01.2; or

        (b) (i) is required by the Foreign Governing Authority to hold Export Proceeds in the Project Country and (ii) during the Waiting Period, is unable legally to transfer to the United States amounts in U.S. dollars as a Covered Payment.

2.02   EXCLUSIONS.  No compensation under Section 2.01 shall be payable:

     1.   PRE-EXISTING RESTRICTIONS.  If

          (a) notwithstanding the provisions of Section 2.01, on the date of this Contract a company or an investor, in circumstances comparable to those of the Foreign Enterprise or the Investor on said date, including a foreign enterprise or investor holding a license substantially the same as the Offshore Account License, would have been legally restricted from receiving and maintaining in an offshore account Export Proceeds or making a payment substantially the same as a Covered Payment; and

          (b) the Investor knew or should have known about the restriction.

     2. INVESTOR DILIGENCE. Unless, prior to a final claim determination by OPIC, the Investor and the Foreign Enterprise have made all reasonable efforts to convert the Local Currency into U.S. dollars or to transfer U.S. dollars through all customary legal channels for payments substantially the same as a Covered Payment;

     3. RECONVERSIONS. If the Local Currency represents Export Proceeds which were previously converted voluntarily by either the Foreign Enterprise or CAPG into a currency other than the Local Currency;

     4. PROVOCATION. If the preponderant cause of the inability to make a Covered Payment is unreasonable action attributable to the Investor, the Foreign Enterprise, or any other entity, other than an entity of the Foreign Governing Authority, which has an equity interest in the Project, including any successor to or assignee thereof (each such entity being a "Co-venturer"), including corrupt practices; or

     5. USE RESTRICTED BY EXPROPRIATION. If the use of U.S. dollars or Local Currency is restricted by an expropriatory action (Section 4.02.1). A claim for such loss may be made under Article IV.

     6. OFFSHORE ACCOUNT LICENSE. If, notwithstanding any other provision of this Article II, the claim arises out or by reason of the fact that the Foreign Governing Authority fails to approve or otherwise provide for the extension of the Offshore Account License or the replacement thereof with a license affording the Investor rights no less favorable than the rights provided by the Offshore Account License.



         ARTICLE III - INCONVERTIBILITY - AMOUNT OF COMPENSATION.
         --------------------------------------------------------


3.01   RATE OF COMPENSATION FOR INCONVERTIBILITY.

     1.   ASSIGNMENT.

          (a) If the requirements of Article II are satisfied, then, subject to the limitations (Section 3.02), OPIC shall pay compensation in U.S. dollars

               (i) on delivery by the Investor of the inconvertible Local Currency (Section 2.01.2(a)) or nontransferable U.S. dollars (Section 2.01.2(b)) (in cash or, at OPIC's option, by draft subject to collection) constituting the Insured Portion of a Covered Payment, or

               (ii) if the Investor is unable legally to deliver the
                    inconvertible Local Currency or nontransferable U.S. dollars or, if OPIC so requests, on prior assignment of the Investor's right to receive the Insured Portion of a Covered Payment (or, if OPIC so chooses, a beneficial interest in such right).

          (b) If the Investor delivers Local Currency, compensation shall be the U.S. dollar equivalent of the Local Currency at the exchange rate (Section 3.01.2) in effect 120 days before OPIC receives the completed application for compensation (Section 10.01).

          (c) If the Investor delivers non-transferable U.S. dollars or an assignment, on terms satisfactory to OPIC, of the Investor's right to receive the Insured Portion of the Covered Payment or a beneficial interest in such right, compensation shall be the amount of such U.S. dollars or the U.S. dollar amount of the right so assigned, as the case may be.

     2.   EXCHANGE RATE.

          (a) The exchange rate shall be the official exchange rate applicable to a payment substantially the same as a Covered Payment.

          (b)  If, however,

               (1) U.S. dollars were not generally available at the applicable official exchange rate; and

               (2) exchanges of Local Currency for U.S. dollars to make payments substantially the same as a Covered Payment were effected legally and normally through another channel,

          then the exchange rate shall be the effective rate obtained through that channel.

          (c) If on any date neither of the above methods of computation yields a result, then the exchange rate shall be determined by applying such methods on the first date thereafter on which such methods of computation do yield a result.

          (d) In any case, the applicable exchange rate shall be net of all deductions ordinarily charged or levied by the Foreign Governing Authority for the exchange of Local Currency for U.S. dollars, such as taxes and commissions.

3.02   ADJUSTMENTS.

     1. UNDERINSURANCE. If the Investor has elected a Covered Amount that is less than $50,000,000, and

          (a) if the lesser of (i) the Insured Portion of the Book Value of the Investment (as defined in Section 5.01) and (ii) the Investor's Share (as defined in 5.03.1(b)) of the Expected Monetary Value of the Reserves (as defined in 5.05.6) is an amount greater than $50,000,000, then the amount of OPIC's compensation under Article III shall be reduced to an amount calculated by multiplying the amount of compensation otherwise due by a percentage equal to the quotient of the Covered Amount elected by the Investor divided by $50,000,000; or

          (b) if the lesser of (i) the Insured Portion of the Book Value of the Investment and (ii) the Investor's Share of the Expected Monetary Value of the Reserves is an amount that is less than $50,000,000, then the amount of OPIC's compensation under Article III shall be reduced to an amount calculated by multiplying the amount of compensation otherwise due by a percentage equal to the quotient of the Covered Amount elected by the Investor divided by the lesser of (a) the Investor's Share of the Expected Monetary Value of the Reserves and (b) the Insured Portion of the Book Value of Investment, determined as of the date the Investor first attempted but was unable to convert or transfer (Section 2.01.2).

3.03   LIMITATIONS.

     1. COVERED AMOUNT. Compensation under this Article II shall not exceed the Covered Amount in effect 120 days before OPIC receives the application for compensation.

     2. QUARTERLY CLAIMS CAP. The Investor shall not file applications for compensation hereunder, and OPIC shall have no liability for claims under Inconvertibility coverage (Articles II and III), in excess of $8,000,000 in any 91-day period.

     3. MAXIMUM COMPENSATION. Aggregate compensation under this Contract shall not exceed an amount equal to the lesser of (a) the Insured Portion of the Book Value of the Investment and (b) the Investor's Share (as defined in Section 5.03.1(b)) of the Expected Monetary Value of the Reserves (as defined in Section 5.05.6).



              ARTICLE IV - EXPROPRIATION - SCOPE OF COVERAGE.
              -----------------------------------------------


4.01 TOTAL EXPROPRIATION. Subject to the exclusions (Section 4.03), adjustments (Section 5.04), and limitations (Section 5.05), compensation is payable for total expropriation (Section 5.01) if an act or series of acts satisfies all of the following requirements:

     1. the acts are attributable to a Foreign Governing Authority which is in DE FACTO control of the part of the Project Country where the Project is located;

     2.   the acts are

          (a) violations of international law (without regard to the availability of local remedies) or

          (b) an abrogation, repudiation, or material breach of the Project Agreement;

     provided, however, that no compensation shall be payable for total expropriation or expropriation of funds (Section 4.02) for acts that are an abrogation, repudiation or material breach of Sections 4.1.16, 4.1.17, or the eighth paragraph of Section 4.1.20 of the Project Agreement unless such acts are a violation of international law;

     3.   the acts directly prevent

          (a) the Investor from receiving timely payment in the currency specified of amounts owed to it by the Foreign Enterprise or from disposing of the Investment or any rights accruing therefrom; or

          (b) the Foreign Enterprise from receiving timely payment in the currency specified of amounts owed to it in respect of the Project, except for acts which are the subject of Section 4.02.1 below; or

          (c) either the Investor or the Foreign Enterprise from effectively exercising its fundamental rights or performing its duties as set forth in the Project Agreement or with respect to the Project; or

          (d) the Foreign Enterprise from exercising effective control, to the extent provided in the Project Agreement, over a substantial portion of the Covered Property or from constructing or operating the Project; or

          (e) the Foreign Enterprise from disposing of its interest in the Project Agreement in accordance with the terms of the Project Agreement; and

     4. the violations of law or abrogation, repudiation or material breach of the Project Agreement are not remedied (Section 11.01.14) and the expropriatory effect continues without interruption for six months.

4.02 PARTIAL EXPROPRIATION. Subject to the exclusions (Section 4.03), adjustments (Section 5.04), and limitations (Section 5.05);

     1. EXPROPRIATION OF FUNDS. Compensation is payable for an expropriation of Local Currency or U.S. dollars paid or payable to the Investor which constitutes a Covered Payment if an act or series of acts

          (a) satisfies the governmental action, illegality, and duration requirements (Section 4.01.1, Section 4.01.2(a) and Section 4.01.4); and

          (b) directly prevents the Investor or the Foreign Enterprise from effectively controlling such currency or U.S. dollars in the Project Country.

     2. EXPROPRIATION OF COVERED PROPERTY. Compensation is payable for the expropriation of Covered Property (as defined herein), if an act or series of acts satisfies the government action, illegality, and duration requirements (Section 4.01.1, Section 4.01.2 and Section 4.01.4).

          Covered Property means tangible assets

          (a) used, intended to be used or produced in connection with the Project (excluding reserves of any kind);

          (b)  in which the Foreign Enterprise has an ownership interest;
          and

          (c) which are located in the Project Country at the time the expropriation occurs.

4.03   EXCLUSIONS.  No compensation for expropriation shall be payable:

     1. PROVOCATION. If the preponderant cause of the expropriation is unreasonable action attributable to the Investor, the Foreign Enterprise, or a Co-venturer, including corrupt practices; or

     2. GOVERNMENT ACTION. For any repudiation or breach by the Foreign Governing Authority of any obligation to furnish funds or other property or services of value to or in respect of the Project if the action is taken by the Foreign Governing Authority in its capacity or through its powers as a purchaser, supplier of goods or services, creditor, shareholder, director or manager of the Foreign Enterprise; or

     3. AGREEMENTS. For any action validly and legally taken by the Foreign Governing Authority in accordance with any agreement voluntarily made by the Investor, the Foreign Enterprise, or any Co-venturer acting within the scope of its authority with respect to the Project.

     4.   EXCLUDED COVERED PROPERTY.  For loss of the following Covered
Property:

          (a) precious metals, gems, works of art, money, documents, securities or evidence of property ownership; or

          (b) any oil wells which a prudent operator would not continue to drill, develop or operate for production purposes absent the expropriation.

     5.   MINIMUM LOSS.   If the amount of compensation otherwise payable
would be less than $50,000;

     6. OFFSHORE ACCOUNT LICENSE. If, notwithstanding any other provision of Section 4.02.1(a), the claim arises out or by reason of the fact that the Foreign Governing Authority fails to approve or otherwise provide for the extension of the Offshore Account License or the replacement thereof with a license affording the Investor rights no less favorable than the rights provided by the Offshore Account License.


            ARTICLE V - EXPROPRIATION - AMOUNT OF COMPENSATION.
            ---------------------------------------------------

5.01 TOTAL EXPROPRIATION. Subject to the adjustments (Section 5.04) and limitations (Section 5.05), for total expropriation (Section 4.01), OPIC shall pay compensation in U.S. dollars in the amount of the Insured Portion of the Book Value of the Investment (as defined herein). Compensation is determined as of the date the expropriatory effect began (Section 4.01.3) and is based on financial statements maintained by the Investor in accordance with Section 11.01.11.

Book Value of the Investment means (i) the book value of the Shares plus
(ii) the Book Value of the Loan (as defined herein).

The book value of the Shares shall be determined from the financial statements of the Foreign Enterprise (Section 11.01.11), maintained utilizing the full cost method of accounting. In determining the book value of the Shares, OPIC may audit and make adjustments to the financial statements of the Foreign Enterprise to make the adjustments described in
Section 5.04.

The Book Value of the Loan means the lesser of

     (a) the aggregate unpaid balance of the amount thereof actually received by the Foreign Enterprise in accordance with the Project Agreement, as evidenced by CAPG - KKM Loan Agreement, or other documentation satisfactory to OPIC in the reasonable exercise of its discretion, together with unpaid interest accrued thereon (the "Liability"), reduced by the amount of any provision for uncollectibility of the Liability on the books of the Investor, and

     (b) the amount of the Liability that would be recoverable by the Investor as a liability of the Foreign Enterprise, in accordance with the priority of the Liability among the creditors of the Foreign Enterprise, if the assets of the Foreign Enterprise were liquidated at book value, determined in accordance with U.S. generally accepted accounting principles, immediately prior to the date the expropriatory effect commences (Section 4.01), the loss due to political violence (Section 6.01), or the interference with operations (Section 8.01),

5.02 EXPROPRIATION OF FUNDS. Subject to the adjustments (Section 5.04) and limitations (Section 5.05), for expropriation of funds (Section 4.02.1), OPIC shall pay compensation in the amount of the U.S. dollar equivalent of the Insured Portion of the expropriated funds at the exchange rate determined by Section 3.01.2, computed as of the date the expropriation began.

5.03 EXPROPRIATION OF COVERED PROPERTY. Subject to the adjustments (Section 5.04) and limitations (Section 5.05);

     1. For the expropriation of Covered Property, other than produced Petroleum, OPIC shall pay compensation in the amount of the lesser of

          (a) the Insured Portion of the Book Value of the Investment, as determined as of the date the expropriation began; and

          (b) the Insured Portion of the Historical Cost (as defined herein) of the Covered Property, determined as of the date the expropriation began.

          Historical Cost means the Investor's Share (as defined below) of the least of

          (i)    the original cost;

          (ii)   fair market value; and

          (iii)  the reasonable cost to repair the Covered Property,

          less anything of value received by the Investor on account of the Covered Property lost, (excluding compensation payable under other insurance policies except to the extent necessary to prevent the Investor from recovering more than the amount of the loss recognized under any of the policies under which compensation is due, without regard to policy limits), and less the Investor's Share (as defined below) of any such receipts by the Foreign Enterprise.

     Investor's Share means the percentage equal to the proportion of the Book Value of the Investment to the total equity and debt of the Foreign Enterprise.

     2. For expropriation of produced Petroleum, OPIC shall pay compensation in the amount of the U.S. dollar equivalent (Section 3.01.2 or Section 5.05.5) of the value of such produced Petroleum, determined in accordance with the terms of the Project Agreement governing the sale of such produced Petroleum.

5.04   ADJUSTMENTS.

     1. INVESTMENTS OF PROPERTY. Non-cash items contributed as part of the Investment shall be adjusted to the original cost of the items furnished (not to exceed fair market value in the United States at the time of transfer to the Foreign Enterprise and adjusted, if necessary, to reflect abnormal deterioration), plus freight and other reasonable direct costs incurred in delivering the items to the Project.

     2. NON-INSURED CONTRIBUTION. Any direct or indirect additional amount contributed to the Foreign Enterprise by the Investor in excess of the Investment shall reduce compensation payable by OPIC in the proportion that such additional amount bears to the aggregate of the Investment and any such additional amount.

     3. SPECIAL ACCOUNTING RULES. Dealings among related parties shall be adjusted to the standard of arm's length dealing, and forgiveness of obligations shall be disregarded. Each entity shall be accounted for as if it were a separate person for income tax purposes, and the effect of tax shifting arrangements shall be disregarded. Obsolescence or permanent reduction in recoverable values of assets shall be recognized by adjusting the book value thereof to realizable value. OPIC may adjust financial statements to reflect the effect of events of loss that occur before the expropriation effect began, if such events of loss are later confirmed.

     4. OTHER COMPENSATION, RETAINED PROPERTY, AND UNPAID OBLIGATIONS. OPIC may reduce compensation for

     (a) compensation or payments received from other sources on account of the expropriation (excluding compensation payable under other insurance policies, except to the extent necessary to prevent the Investor from recovering more than the amount of the loss recognized under any of the policies under which compensation is due, without regard to policy limits);

     (b) in the case of total expropriation (Section 5.01), the book value of commercially valuable property which remains subject to the Investor's effective disposition and control after the expropriation begins (unless OPIC requires the Investor to assign the property (Section 10.02)); and

     (c) any obligation of which the Investor is relieved as a consequence of the expropriation.

     The reduction shall be proportionate to the extent that these items are attributable to the Insured Portion of the Investment.

     5. UNDERINSURANCE. If the Investor has elected a Covered Amount that is less than $50,000,000, and

     (a) if the lesser of (i) the Insured Portion of the Book Value of the Investment and (ii) the Investor's Share (as defined in Section 5.03.1(b)) of the Expected Monetary Value of the Reserves (as defined in Section 5.05.6) is an amount greater than $50,000,000, then the amount of OPIC's compensation under Article V shall be reduced to an amount calculated by multiplying the amount of compensation otherwise due by a percentage equal to the quotient of the Covered Amount elected by the Investor divided by $50,000,000; or

     (b) if lesser of (i) the Insured Portion of the Book Value of the Investment and (ii) the Investor's Share of the Expected Monetary Value of the Reserves is an amount that is less than $50,000,000, then the amount of OPIC's compensation under Article V shall be reduced to an amount calculated by multiplying the amount of compensation otherwise due by a percentage equal to the quotient of the Covered Amount elected by the Investor divided by the lesser of (a) the Investor's Share of the Expected Monetary Value of the Reserves and (b) Insured Portion of the Book Value of the Investment, determined as of the time the expropriatory act or acts (Section 4.01) began.

5.05   LIMITATIONS.

     1. COVERED AMOUNT. Compensation shall not exceed the Covered Amount (Section 10.06) on the date the expropriatory effect began;

     2. INSOLVENCY. If the liabilities of the Foreign Enterprise exceed its assets immediately prior to the date the expropriatory effect commences, compensation shall not exceed the amount that the Investor would have been entitled to receive in insolvency proceedings if the assets of the Foreign Enterprise had been liquidated at book value on that date;

     3. SELF-INSURANCE. Compensation shall not exceed the maximum amount which could be received by the Investor from OPIC without breaching Section 11.01.3;

     4. LOCAL CURRENCY PAYMENTS. In the event of a claim under Section 4.02.2, if Local Currency is tendered by the Foreign Governing Authority as compensation for requisitioned produced Petroleum, compensation shall not exceed the purchase price of the requisitioned produced Petroleum, determined in accordance with the Project Agreement governing the sale of such produced Petroleum and the U.S. dollar amount at which the amount of the Local Currency is valued, the latter to be determined by converting such Local Currency at the exchange rate (Section 3.01.2) in effect on the date such Local Currency is tendered.

     5. FOREIGN CURRENCY PAYMENTS. In the event of a claim under Section 4.02.2, if a currency other than Local Currency or U.S. dollars ("Foreign Currency") is tendered by the Foreign Governing Authority as compensation for requisitioned produced Petroleum, compensation shall not exceed the U.S. dollar equivalent of the purchase price in Foreign Currency of the requisitioned produced Petroleum determined in accordance with the Project Agreement governing the sale of such produced Petroleum, the U.S. dollar equivalent to be determined by converting such Foreign Currency at the exchange rate determined by notionally converting the amount of such Foreign Currency into U.S. dollars at the rate quoted by the Reuters WRLD Screen for buying U.S. dollars with such Foreign Currency at 12 noon New York time on the date such Foreign Currency is tendered. If the exchange rate cannot be established from the source described above, the exchange rate shall be the rate determined to be equitable for such transactions by a third party acceptable to OPIC and the Investor.

     6. MAXIMUM COMPENSATION. Aggregate compensation under this Contract shall not exceed an amount equal to the lesser of (a) the Insured Portion of the Book Value of the Investment and (b) the Investor's Share of the Expected Monetary Value of the Reserves (as defined herein).

Expected Monetary Value of the Reserves means, on any date, the value of the Petroleum reserves of the Project, which shall be calculated in U.S. dollars, based upon the after-tax cash flow forecasts for each category of reserves of Petroleum, including Proved, Probable and Possible Reserves (as defined below), respectively, by utilizing the relevant prevailing published oil and gas prices, without adjustment for future inflation and discounted at rates equal to the yield to maturity of United States Treasury securities for the term comparable to the estimated life of each of the respective reserves. The cash flow forecasts shall be adjusted for the probability of producing such reserves and account for all costs borne by the Investor or the Foreign Enterprise, including but not limited to storage, processing, freight, or insurance. The cash flow forecasts shall be further adjusted for each of the respective categories of reserves of Petroleum by applying the following probability factors:

     CATEGORY                 PERCENT OF CASH FLOW FORECAST
     Proved Reserves          90%
     Probable Reserves        50%
     Possible Reserves        10%

If OPIC determines it to be necessary, the Expected Monetary Value of the Reserves shall be determined by a qualified, certified independent petroleum engineer acceptable to OPIC in its sole discretion. The expense of such determination shall be borne equally by the Insured and OPIC.

Proved Reserves, Probable Reserves, and Possible Reserves shall have the meanings and definitions as published by the Society of Petroleum
Engineers.



           ARTICLE VI - POLITICAL VIOLENCE - SCOPE OF COVERAGE.
           ----------------------------------------------------


6.01 LOSS DUE TO POLITICAL VIOLENCE. Subject to the exclusions (Section 6.02), adjustments (Section 7.02), and limitations (Section 7.03), compensation is payable if political violence is the direct and immediate cause of the permanent loss (including loss of value by damage or destruction) of Covered Property. Political Violence means a violent act undertaken with the primary intent of achieving a political objective, such as declared or undeclared war, hostile action by national or international armed forces, civil war, revolution, insurrection, civil strife, terrorism or sabotage. However, acts undertaken primarily to achieve labor or student objectives are not covered.

6.02 EXCLUSIONS. Regardless of any other provision of this Contract, no compensation shall be payable for political violence if

     1.   EXCLUDED COVERED PROPERTY.  The loss is of the following Covered
Property:

          (a) precious metals, gems, works of art, money, documents, securities or evidence of property ownership; or

          (b) any oil wells which a prudent operator would not continue to drill, develop or operate for production purposes absent the political violence.

     2. MINIMUM LOSS. The amount of compensation payable would be less than $50,000;

     3. REASONABLE PROTECTIVE MEASURES. The loss results from the failure of the Investor, or the Foreign Enterprise, or any Co-venturer to take reasonable measures to protect or preserve the property; or

     4. PROVOCATION. The preponderant cause of the loss is the unreasonable actions attributable to the Investor, the Foreign Enterprise, or any Co-venturer, including corrupt practices.



        ARTICLE VII - POLITICAL VIOLENCE - AMOUNT OF COMPENSATION.
        ----------------------------------------------------------


7.01 BASIS OF COMPENSATION. Subject to the adjustments (Section 7.02) and limitations (Section 7.03), if the requirements of Article VI are satisfied, OPIC shall pay compensation in U.S. dollars for any item of Covered Property lost.

     1. For the loss of Covered Property, other than produced Petroleum, OPIC shall pay compensation in the amount of

          (a)  Historical Cost, or

          (b) If the Investor elects to repair or replace the Covered Property within three years of the loss, the reasonable cost to repair any item of Covered Property lost or to replace it with equivalent new property ("Replacement Cost"), less anything of value received by the Investor or the Foreign Enterprise on account of the Covered Property lost, (excluding compensation payable under other insurance policies except to the extent necessary to prevent the Investor from recovering more than the amount of the loss recognized under any of the policies under which compensation is due, without regard to policy limits). Such compensation shall not exceed 200% of the item's original cost. This section Section 7.02 does not apply to oil or gas wells which have been plugged and abandoned.

     2. For the loss of produced Petroleum, OPIC shall pay compensation in the amount of the U.S. dollar equivalent, determined in accordance with the terms of the Project Agreement governing the sale of such produced Petroleum.

7.02   ADJUSTMENTS.

     1. INVESTMENTS OF PROPERTY. Non-cash items contributed as part of the Investment shall be adjusted to the original cost of the items furnished (not to exceed fair market value in the United States at the time of transfer to the Foreign Enterprise and adjusted if necessary to reflect abnormal deterioration), plus freight and other reasonable direct costs incurred in delivering the items to the Project.

     2. NON-INSURED CONTRIBUTION. Any direct or indirect additional amount contributed to the Foreign Enterprise by the Investor in excess of the Investment will reduce compensation payable by OPIC in the proportion that such additional amount bears to the aggregate of the Investment and any such additional amount.

     3. SPECIAL ACCOUNTING RULES. Dealings among related parties shall be adjusted to the standard of arm's length dealing, and forgiveness of obligations shall be disregarded. Each entity shall be accounted for as if it were a separate person for income tax purposes, and the effect of tax shifting arrangements shall be disregarded. Obsolescence or permanent reduction in recoverable values of assets shall be recognized by adjusting the book value thereof to realizable value. OPIC may adjust financial statements to reflect the effect of events that occur before the property is lost, if such events of loss are later confirmed.

     4. UNDERINSURANCE. If the Investor has elected a Covered Amount that is less than $50,000,000, and

          (a) if the lesser of (i) the Insured Portion of the Book Value of the Investment and (ii) the Investor's Share of the Expected Monetary Value of the Reserves is an amount greater than $50,000,000, then the amount of OPIC's compensation under Article VII shall be reduced to an amount calculated by multiplying the amount of compensation otherwise due by a percentage equal to the quotient of the Covered Amount elected by the Investor divided by $50,000,000; or

          (b) if the lesser of (i) the Insured Portion of the Book Value of the Investment and (ii) the Investor's Share of the Expected Monetary Value of the Reserves is an amount that is less than $50,000,000, then the amount of OPIC's compensation under Article VII shall be reduced to an amount calculated by multiplying the amount of compensation otherwise due by a percentage equal to the quotient of the Covered Amount elected by the Investor divided by the lesser of (a) the Investor's Share of the Expected Monetary Value of the Reserves and (b) the Insured Portion of the Book Value of the Investment, determined immediately before the loss caused by political violence.

7.03 LIMITATIONS. Regardless of any other provision of this Contract, the following limitations shall apply in computing compensation for political violence:

     1. COVERED AMOUNT. Compensation shall not exceed the Covered Amount on the date of the loss.

     2. INSOLVENCY. If the liabilities of the Foreign Enterprise exceed its assets as of the date of the loss, compensation shall not exceed the amount that the Investor would have been entitled to receive in insolvency proceedings if the assets of the Foreign Enterprise had been liquidated at book value on that date.

     3. SELF-INSURANCE. Violation of the duty to be self-insured (Section 11.01.3) shall result in a corresponding reduction of compensation otherwise payable under this Contract.

     4. AGGREGATE HISTORICAL COST COMPENSATION. Aggregate compensation for Covered Property to be compensated at Historical Cost shall not exceed the lesser of:

          (a)  the Insured Portion of the Book Value of the Investment, and

          (b)  the Investor's Share of the Expected Monetary Value of the
               Reserves

          at the time of loss.

     5. REPLACEMENT COST LIMIT. Compensation for any item to be compensated at Replacement Cost shall not exceed 200% of the Investor's Share of the amount calculated under Section 7.01.1(b).

     6. MAXIMUM COMPENSATION. Aggregate compensation under this Contract for Covered Property to be compensated at Historical Cost shall not exceed an amount equal to the lesser of (a) the Insured Portion of the Book Value of the Investment and (b) the Investor's Share of the Expected Monetary Value of the Reserves.

7.04 APPRAISAL. If OPIC determines that compensation is payable, but OPIC and the Investor are unable to agree on a question of valuation, either may demand the appointment of an impartial appraiser. If the parties are unable to agree on the appraiser, the appointment shall be made by the American Arbitration Association. The appraiser's itemized appraisal shall be binding. Appraisal costs shall be borne equally by OPIC and the Investor.

7.05 ESTIMATED COMPENSATION. If OPIC determines that compensation is payable, but conditions in the Project Country preclude reasonable efforts by OPIC to determine the precise amount due, OPIC may pay estimated compensation based on the information then available. Upon determination of the precise amount due, OPIC shall recover any excess amount paid or pay any additional amount due.



     ARTICLE VIII - INTERFERENCE WITH OPERATIONS - SCOPE OF COVERAGE.
     ----------------------------------------------------------------

8.01. INTERFERENCE WITH OPERATIONS. Subject to the adjustments (Section 9.02) and limitations (Section 9.03), OPIC shall pay compensation for interference with operations if operation of the Project in accordance with the terms of the Project Agreement is prevented for a period of six consecutive months as a direct result of conditions created by political violence (Section 6.01) in the Project Country which make it impossible or unreasonably hazardous to carry on the operation of the Project. In determining what conditions would make it impossible or unreasonably hazardous to carry on the operation of the Project, OPIC will consider whether it would be reasonable under the circumstances for the Foreign Enterprise to continue the operation of the Project.

8.02. RESUMPTION OF PROJECT OPERATIONS. If, within 5 years from the date on which the application for compensation based upon interference with operations is submitted to OPIC, the operation of the Project under the Project Agreement is, or could reasonably be, resumed by the Investor or the Foreign Enterprise, the Investor may require that the claim settlement be rescinded by reassignment to the Investor of all interests and claims previously assigned by the Investor to OPIC (Section 10.02) and the Investor shall pay to OPIC an amount equal to all of the compensation paid by OPIC to the Investor for claim(s) under this Article VIII plus OPIC's reasonable expenses incurred to maintain the Project (in the aggregate, the "Claim Rescission Amount"). OPIC may, at any time, by notice to the Investor, require the Investor to elect either to rescind the claim settlement or to irrevocably waive the right to rescind the claim settlement. If the Investor does not elect to rescind the claim settlement within 90 days of receipt of OPIC's notice requesting that the claim settlement be rescinded or fails to pay OPIC the Claim Rescission Amount promptly following the exercise of the election to rescind the claim settlement, then OPIC shall be free to sell the Project to any other party and shall have no further obligation to the Investor and the Investor shall have no further rights under this Section 8.02. If this Contract is in effect at the time of such rescission, OPIC shall restore to the Maximum Aggregate Compensation Amount, and Covered Amount all amounts subtracted therefrom in connection with the interference with operations compensation payment.



    ARTICLE IX - INTERFERENCE WITH OPERATIONS - AMOUNT OF COMPENSATION.
    -------------------------------------------------------------------


9.01 BASIS OF COMPENSATION. Subject to the adjustments (Section 9.02) and limitations (Section 9.03), if the requirements of Article VIII are satisfied, OPIC shall pay compensation as follows:

     1. If the claim is based only on interference with operations, OPIC shall pay compensation in U.S. dollars in the amount of the lesser of the Insured Portion of the Book Value of the Investment and the Investor's Share of the Expected Monetary Value;

     2. If the event on which the claim is based also gives rise to a valid political violence claim, OPIC shall pay compensation in the amount described in Section 9.01.1, less the amount of compensation paid by OPIC for the political violence loss.

     Compensation shall be computed as of the date upon which the interference with operations commences (Section 8.01) and based on financial statements maintained by the Investor in accordance with Section
11.01.11. OPIC may, however, audit and make adjustments to the financial statements (i) to conform them to principles of accounting generally accepted in the United States; and (ii) to make the adjustments (Section 9.02).

9.02   ADJUSTMENTS.

     1. INVESTMENTS OF PROPERTY. Non-cash items contributed as part of the Investment shall be adjusted to the original cost of the items furnished (not to exceed fair market value in the United States at the time of transfer to the Foreign Enterprise and adjusted if necessary to reflect abnormal deterioration), plus freight and other reasonable direct costs incurred in delivering the items to the Project.

     2. NON-INSURED CONTRIBUTION. Any direct or indirect additional amount contributed to the Foreign Enterprise by the Investor in excess of the Investment shall reduce compensation payable by OPIC in the proportion that such additional amount bears to the aggregate of the Investment and any such additional amount.

     3. SPECIAL ACCOUNTING RULES. Dealings among related parties shall be adjusted to the standard of arm's length dealing, and forgiveness of obligations shall be disregarded. Each entity shall be accounted for as if it were a separate person for income tax purposes, and the effect of tax shifting arrangements shall be disregarded. Obsolescence or permanent reduction in recoverable values of assets shall be recognized by adjusting the book value to realizable value. OPIC may adjust financial statements to reflect the effect of events of loss that occur before the interference with operations begins, if such events of loss are later confirmed.

     4. OTHER COMPENSATION, RETAINED PROPERTY AND UNPAID OBLIGATIONS. OPIC may reduce compensation for

           (a) compensation received from other sources on account of the interference with operations (excluding compensation payable under other insurance policies, except to the extent necessary to prevent the Investor from recovering more than the amount of the loss recognized under any of the policies under which compensation is due, without regard to policy limits);

          (b) the book value of commercially valuable property which remains subject to the Investor's effective disposition and control after the interference with operations commences (unless OPIC requires the Investor to assign the property (Section 10.02)); and

          (c) any obligation of which the Investor or the Foreign Enterprise (to the extent of the Investor's Share of such obligation) is relieved by virtue of the interference with operations. The reduction shall be proportionate to the extent that these items are attributable to the Insured Portion of the Investment.

     5. UNDERINSURANCE. If the Investor has elected a Covered Amount that is less than $50,000,000, and

          (a) if the lesser of (i) the Insured Portion of the Book Value of the Investment and (ii) the Investor's Share of the Expected Monetary Value of the Reserves is an amount greater than $50,000,000, then the amount of OPIC's compensation under Article IX shall be reduced to an amount calculated by multiplying the amount of compensation otherwise due by a percentage equal to the quotient of the Covered Amount elected by the Investor divided by $50,000,000; or

          (b) if the lesser of (i) the Insured Portion of the Book Value of the Investment and (ii) the Investor's Share of the Expected Monetary Value of the Reserves is an amount that is less than $50,000,000, then the amount of OPIC's compensation under Article IX shall be reduced to an amount calculated by multiplying the amount of compensation otherwise due by a percentage equal to the quotient of the Covered Amount elected by the Investor divided by the lesser of (a) the Investor's Share of the Expected Monetary Value of the Reserves and (b) the Insured Portion of the Book Value of the Investment, determined as of the date upon which the interference with operations commences (Section 8.01).

9.03   LIMITATIONS.

     1. COVERED AMOUNT. Compensation shall not exceed the Covered Amount on the date the interference with operations began;

     2. INSOLVENCY. If the liabilities of the Foreign Enterprise exceed its assets as of the date the interference with operations began, compensation shall not exceed the amount that the Investor would have been entitled to receive in insolvency proceedings if the assets of the Foreign Enterprise had been liquidated at book value on that date;

     3. SELF-INSURANCE. Compensation shall not exceed the maximum amount which could be received by the Investor from OPIC without breaching Section 11.01.3; or

     4. MAXIMUM COMPENSATION. Aggregate compensation under this Contract shall not exceed an amount equal to the lesser of (a) the Insured Portion of the Book Value of the Investment and (b) the Investor's Share of the Expected Monetary Value of the Reserves.


                          ARTICLE X - PROCEDURES.
                          -----------------------


10.01 APPLICATION FOR COMPENSATION. An application for compensation shall demonstrate the Investor's right to compensation in the amount claimed.
The Investor shall provide such additional information as OPIC may reasonably require to evaluate the application. The Investor may withdraw an application for compensation, but the right to recover compensation will be lost for any acts covered by that application.

     (a) There is no time limit on application for inconvertibility compensation (Article III); however, Section 3.03.1 provides that compensation shall not exceed the Covered Amount in effect 120 days before OPIC receives the application.

     (b) An application for expropriation compensation (Article V) must be filed within six months after the Investor has reason to believe that all requirements of Article IV have been satisfied.

     (c) A notice demonstrating the Investor's entitlement to political violence compensation (Article VII) must be filed within six months of the loss. The notice, together with proof of the amount of compensation due, will be considered a completed application, which must be filed within three years of the loss. The Investor may request Historical Cost compensation and later amend the application within three years of the loss to elect Replacement Cost compensation.

     (d) An application for compensation for interference with operations (Article IX) must be filed within six months after the Investor has reason to believe that all requirements of Article VIII have been satisfied.

     (e) OPIC shall have a reasonable time within which to complete processing of any application for compensation. In the event the Investor files an application that is not complete, OPIC will use its best efforts to inform the Investor as soon as possible (i) that the application is incomplete and (ii) what action must be taken to complete the application.

10.02 ASSIGNMENT TO OPIC. Within sixty days after OPIC notifies the Investor of the amount of compensation which OPIC will pay under expropriation, political violence or interference with operations coverage, and, concurrently with such payment, the Investor shall transfer to OPIC:

     1. With respect to a claim under Section 4.01 or Section 8.01, all interests attributable to the Insured Portion of the Investment,

     2. With respect to a claim under Section 4.02.1, all interests attributable to the expropriated funds,

     3. With respect to a claim under Section 4.02.2, all interests attributable to the Insured Portion of the Covered Property,

     4. With respect to a claim under Section 6.01, all claims arising out of the loss due to political violence.

     In the event of a transfer under Section 10.02.1, Section 10.02.2, or
Section 10.02.3, the interests to be transferred shall be determined as of the date the related compensable event commenced and shall include, in the case of an expropriation, claims arising out of the expropriation.

     If OPIC, in connection with an assignment under section 10.02.1, requires the Investor to transfer to OPIC a beneficial interest in the Loan and related rights, in exchange for reimbursement of reasonable out-of-pocket expenses, OPIC may require the Investor to take any action with regard to such Loan and related rights as OPIC may reasonably direct, provided that such action is unlikely to result in a substantial detriment to the Investor's interests. In such event the Investor shall not consent to any rescheduling of the Loan without OPIC's consent.

     The Investor shall transfer the interests and claims free and clear of, and shall indemnify OPIC against, all claims, defenses, counterclaims, rights of setoff, and other encumbrances (except defenses relating to the expropriation, political violence, and or interference with operations).

     In connection with an inconvertibility claim, immediately upon receipt of instructions from OPIC, the Investor shall deliver the Local Currency to OPIC (in cash or, at OPIC's option, by draft subject to collection) or the Investor's rights to receive or obtain U.S. dollars (Section 2.01).

     OPIC may decline all or any portion of the Investor's interests or claims. If OPIC so declines, the Investor's right to compensation shall be affected only as provided in Section 5.04.4(b).

10.03 SECURITY. As a condition for the payment of compensation, OPIC may require the Investor to provide reasonable security, satisfactory to OPIC, for repaying compensation (as may be required, for example, by Section 7.05), except with respect to compensation payable under Article VIII.

10.04 EXCESS SALVAGE VALUE. With respect to compensated expropriation and political violence claims, OPIC shall pay to the Investor any amounts OPIC realizes in U.S. dollars from the rights transferred (Section 10.02) in excess of

     (a)  the compensation paid by OPIC; plus

     (b)  reasonable interest; plus

     (c) OPIC's out-of-pocket expenses incurred in maintaining and realizing funds from the transferred property.

However, this provision shall not in any way restrict OPIC's discretion to deal with the rights transferred. OPIC shall have no obligation to take action with respect to the rights transferred and shall incur no liability to the Investor for any actions taken or not taken after the transfer.

10.05 ARBITRATION. Any controversy relating to this Contract shall be settled by arbitration in Washington, D.C. according to the then prevailing Commercial Arbitration Rules of the American Arbitration Association. Unless the Investor initiates arbitration, OPIC's liability shall expire one year after OPIC notifies the Investor of its determination concerning an application for compensation. A decision by arbitrators shall be final and binding, and any court having jurisdiction may enter judgment on it.

10.06 ELECTION OF COVERED AMOUNT AND TERMINATION OF COVERAGE. By prior notice to OPIC, effective as of the Premium Due Date (Section 1.06), the Investor may increase or decrease the Covered Amount or decrease the Maximum Aggregate Compensation Amount for the remainder of the Contract term, subject to the following limitations:

     1.   The Covered Amount shall be the least of:

          (i)    the Insured Portion of the Book Value of the Investment,

          (ii) the Maximum Aggregate Compensation Amount, and

          (iii) the Investor's Share of the Expected Monetary Value of the Reserves;

     PROVIDED, however, that if the Investor wishes to elect a Covered Amount that is lower than the least of (a) the Insured Portion of the Book Value of the Investment, the Maximum Aggregate Compensation Amount and (b) the Investor's Share of the Expected Monetary Value of the Reserves, then the Maximum Aggregate Compensation Amount shall be automatically reduced to such Covered Amount elected by the Investor and the Investor may not subsequently elect a higher Maximum Aggregate Compensation Amount or Covered Amount without OPIC's prior written consent.

     2. The Covered Amount shall not exceed the Maximum Aggregate Compensation Amount or the Investor's Share of the Expected Monetary Value of the Reserves, whichever is less.

     3. The Maximum Aggregate Compensation Amount shall be reduced automatically by compensation paid by OPIC; the Covered Amount shall also be reduced by such compensation for the remainder of the election period.

10.07 TERMINATION. The Investor may terminate this Contract by notice to OPIC effective as of any Premium Due Date unless the premium for the Contract period commencing on such date has already been paid, in which case the Contract will terminate on the next succeeding Premium Due Date. However, if the Investor terminates this Contract within three years from the Operative Date, the Investor shall pay to OPIC a termination fee equal to $2,500,000 minus the sum of all premiums paid up to the date of termination, except, if the Investor terminates this Contract prior to January 30, 2000, the termination fee shall be not apply. Termination shall not affect any rights or obligations of either party relating to prior periods.

10.08 REFUND OF PREMIUMS. Upon timely request, OPIC will refund premiums PRO RATA if

     (a) excess coverage is maintained while a valid claim for compensation is pending; or

     (b) the Investor becomes ineligible for coverage or ceases to hold all or a portion of the Investment.

10.09 LEGAL AND MISCELLANEOUS. This Contract shall be governed by the laws of the District of Columbia, its conflict of laws rules excepted. This Contract constitutes the complete agreement between the parties, superseding any prior understandings. This Contract may be modified, or its terms waived only in writing.

10.10 NOTICES. Notices must be in writing and shall be effective when received. Notices shall be given to the Investor at the address on the title page (unless changed in writing) with a copy to Shell Capital Services Limited, Attn: The Controller, Shell Centre, London SE1 7NA, provided, however, that the receipt of such copy shall not be a condition to the effectiveness of notice, and to OPIC at

     Overseas Private Investment Corporation
     1100 New York Avenue, N.W.
     Washington, D.C.  20527
     ATTENTION   Vice-President, Insurance


                      ARTICLE XI - INVESTOR'S DUTIES.
                      -------------------------------


11.01  DUTIES.

     1.   REPRESENTATIONS AND PROJECT EXECUTION.

          (a) The Investor understands that OPIC has issued this Contract based on statutory duties and policy goals (22 U.S.C.
               Section 2191), as well as underwriting considerations. All statements made by the Investor to OPIC in connection with this Contract are true and complete, and the Investment in the Foreign Enterprise and the Project shall be carried out as described.

          (b) The Investor represents and warrants that, as of the Effective Date of this Contract, there are no outstanding or incipient disputes among the Investor, the Foreign
               Enterprise, or any Co-venturer and the Foreign Governing
               Authority.

     2. OWNERSHIP AND ELIGIBILITY. The Investor shall at all times remain the beneficial owner of the Investment and shall remain eligible for OPIC insurance as

          (a)  a citizen of the United States; or

          (b) a corporation or other association created under the laws of the United States, its states, or territories or the District of Columbia, of which more than 50% of both the total interest and of each class of shares is beneficially owned by citizens of the United States; or

          (c) a corporation created under foreign law which is 95% owned by entities eligible under (a) or (b); or

          (d) an entity created under foreign law which is wholly owned by entities eligible under (a) or (b).

     3. SELF-INSURANCE. The Investor shall continue to bear the risk of loss of at least 10% of the Investment.

     4. OTHER INSURANCE. The Investor has notified OPIC of any existing arrangements for insurance from any other party covering the Investment against the risks insured hereunder (`Other Insurance') and shall not obtain additional Other Insurance without OPIC's prior written consent, which consent shall not be withheld, provided OPIC obtains arrangements satisfactory to it regarding sharing of salvage with such other insurer.

     5. PRO RATA COMPENSATION. Should the Investor have Other Insurance in effect at the time a claim arises hereunder, notwithstanding any provision of this contract to the contrary, OPIC's obligation to pay compensation in respect of any claim hereunder shall not exceed that portion of the loss as recognized under any of the policies (without regard to policy limits) that the active amount in effect for the coverage under which compensation is sought from OPIC bears to the sum of such active amount plus the equivalent compensation limit or limits in respect of the coverage provided by such Other Insurance in respect of such risk.

     6. CLAIMS COOPERATION AGREEMENT. The Investor consents to the disclosure by OPIC to the providers of any Other Insurance with which OPIC has entered into a claims cooperation agreement, and by the other parties to any such agreement to OPIC, of any and all information that the Investor has provided or may provide to any of them in connection with the Investor's application for such insurance, the administration and management thereof, the processing of any claim thereunder, or any salvage efforts in connection therewith.

     7. OTHER COMPENSATION. The Investor shall not enter into any agreement with any Foreign Governing Authority with respect to compensation for any acts that may fall within the scope of coverage (Articles II, IV, VI or VIII) without OPIC's prior written consent.

     8. CHANGES IN PROJECT AGREEMENT. The Investor shall not permit the Foreign Enterprise to make any material changes in the Project Agreement or to enter into any additional agreements with respect to the Project, which changes or agreements may materially affect OPIC's rights or obligations under this Contract ("Subsequent Amendments"), unless OPIC has given its prior written consent. The Investor shall promptly notify OPIC in writing of any proposed Subsequent Amendments. Subsequent Amendments shall automatically invalidate or nullify the coverage provided by this Contract, unless OPIC has notified the Investor in writing of its acceptance of such proposed Subsequent Amendments within 60 days from the date OPIC receives true and complete copies of the proposed Subsequent Amendments from the Investor. OPIC reserves the right to modify the terms of coverage and premium rates charged to provide coverage as a consequence of such proposed Subsequent Amendments. If OPIC has accepted any Subsequent Amendments, the Investor shall provide OPIC, within 90 days of execution, with executed copies thereof.

     9. ASSIGNMENT. The Investor shall not assign this Contract, or any of its rights, without OPIC's written consent, which consent will not be withheld unreasonably.

     10. PREMIUMS. The Investor shall pay the premiums for this Contract in accordance with Section 1.06. In the event that premiums are not paid when due, the Investor shall be in default, but may cure this default within sixty days by paying the premiums plus interest at a rate of 12% per annum.

     11.  ACCOUNTING RECORDS.

          (a) The Investor shall maintain in the United States the accounting records necessary to compute and substantiate compensation, including

               (i)    records documenting the Investment;

               (ii)   annual balance sheets of the Foreign Enterprise;

               (iii) annual statements of income, retained earnings, changes in financial position, and related footnotes, of the Foreign Enterprise;

          (b) Accounting records of the Foreign Enterprise shall be maintained in U.S. dollars in accordance with principles of accounting generally accepted in the United States (including principles of currency translation), as modified by the special accounting rules (Section 5.04.3, Section 7.02.3, and Section 9.02.2).

          (c) The books of account and records of the Foreign Enterprise shall be maintained using the full cost method of accounting.

          (d) Except as provided in (c) above, and as otherwise provided herein Section 5.04, Section 7.02, and Section 9.02, OPIC shall be bound by the Investor's and the Foreign Enterprise's application of generally accepted accounting principles, unless such choice results in a substantial overstatement of the fair market value of the Investment or the Foreign Enterprise as an independent entity.

          (e)  The Investor shall retain all accounting records until

               (i) the deadline for filing an application for compensation has expired (Section 10.01); or

               (ii) final action on an application for compensation has been taken (including arbitration and judicial appeals).

          If compensation has been paid, however, the accounting records shall be retained for six years after the Investor receives the compensation.

     12. REPORTS AND ACCESS TO INFORMATION. In order that OPIC may perform its statutory duties, including settling claims and reporting to the Congress (22 U.S.C. Section 2200a), the Investor shall furnish OPIC with such information as OPIC may reasonably request, including

          (a) making available for interviews any persons subject to the Investor's practical control (including employees of the Investor and the Foreign Enterprise and independent accountants);

          (b) making available for inspection and copying all documents and accounting records subject to the Investor's practical control relating to the Project (including workpapers of independent accountants);

          (c) subject to the Investor's practical control, permitting OPIC to inspect the Project; and

          (d) furnishing available information concerning the effects of the Project on the economy of the United States and the environment and on the economic and social development of the Project Country.

     The Investor's duties under this paragraph shall continue for the periods specified for retention of accounting records (Section
11.01.11(e)).

     13. COMPULSORY NOTICES. The Investor shall notify OPIC promptly of any act or threats to act in a manner which may cause the rescission of the Offshore Account License or if it has reason to believe that CAPG or the Foreign Enterprise would not be able to convert Local Currency or transfer U.S. dollars to the United States to make a Covered Payment. The Investor shall promptly notify OPIC of any acts or threats to act in a manner which may come within the scope of the expropriation, political violence, or interference with operations coverage (Articles II, IV, VI and VIII) and shall keep OPIC informed as to all relevant developments relating thereto of which it has knowledge.

     14. PRESERVATION, TRANSFER AND CONTINUING COOPERATION. At OPIC's request, the Investor shall promptly assign rights with respect to the Investment, as required by Section 10.02. Prior to the assignment of rights required by Section 10.02, the Investor shall use its best efforts to ensure that KKM takes all reasonable measures to preserve property, to pursue available administrative and judicial remedies, and to negotiate in good faith with the Foreign Governing Authority and other potential sources of compensation. After a transfer of rights or delivery of Local Currency, in exchange for reimbursement of reasonable out-of-pocket expenses the Investor shall take all actions reasonably requested by OPIC to assist OPIC in preserving the property and rights transferred to OPIC and in prosecuting related claims.

     15. AGREEMENTS REGARDING INVESTMENT DISPUTES. If any rights transferable to OPIC (Section 10.02) are subject to agreements providing for arbitration in a forum limited to non-governmental parties (such as the International Centre for Settlement of Investment Disputes), the Investor shall act, and shall use its best efforts to cause the Foreign Enterprise to act, as necessary to protect OPIC's interests in such manner as OPIC reasonably directs.

     16. LEGALITY. The Investor has implemented and shall implement the Investment and the Project in compliance in all material respects with all applicable and publicly available laws, decrees, regulations, administrative determinations, and procedures of the Foreign Governing Authority.

     17. WORKER RIGHTS. The Investor shall not take actions to prevent employees of the Foreign Enterprise from lawfully exercising their right of association and their right to organize and bargain collectively. The Investor shall, and shall cause the Foreign Enterprise, not to interfere with or coerce an employee of the Foreign Enterprise on the basis of trade union activities or membership. The Investor shall, and shall cause the Foreign Enterprise, not to take any action on the basis of such activities or membership which may result in the termination, suspension, demotion, or transfer of said employee by the Foreign Enterprise, or by an officer, agent or other representative thereof. The Investor shall cause the Foreign Enterprise to perform all Project activities in accordance with occupational health and safety standards that meet or exceed the World Bank Environment, Health and Safety Guidelines for Onshore Oil and Gas Development, dated May 12, 1994 ("World Bank Guidelines") (attached hereto as Exhibit A). The Investor shall, and shall cause the Foreign Enterprise, to allow employees of the Foreign Enterprise to avoid or remove themselves from dangerous work situations without jeopardy to continued employment. The Investor shall, and shall cause the Foreign Enterprise, to observe applicable laws relating to a minimum age for employment of children, acceptable conditions of work with respect to minimum wages, hours of work, and occupational health and safety, and not to use forced labor. Neither the Investor nor the Foreign Enterprise is responsible under this paragraph for the actions of a foreign government.

     18. ENVIRONMENTAL COMPLIANCE. The Investor represents and warrants that the Project shall be constructed and operated in compliance, in all material respects, with the more stringent of the regulations of the Foreign Governing Authority and the World Bank Guidelines. In addition, the Investor shall:

          (a) Deliver to OPIC, within 45 days following the end of the annual fiscal period of the Foreign Enterprise, reports summarizing the environmental performance of the Project over the preceding year. Such reports shall provide OPIC with sufficient information to monitor the performance of the Project with respect to environmental protection and shall include summaries of

               (i) the results of environmental monitoring or sampling activity,

               (ii) accidents impacting the environment or resulting in the loss of life, and

               (iii) environmental deficiencies identified by the local environmental regulatory authorities and any remedial actions taken.

          (b) Comply and cause all contractors and other authorized persons occupying the Project to comply with and implement, in all material respects, the wellfield practices and mitigation measures specified in the "Environmental Impact Assessment", dated October 30, 1995.

          (c) Submit to OPIC any material environmental reports or documents concerning the Project that are prepared under the Investor's direction. The environmental reports submitted to OPIC under this requirement shall include, but shall not be limited to

               (i)    results of any environmental audits,

               (ii)   a final version of the Environmental Impact
                      Assessment,

               (iii) a final version of the emergency response/spill contingency plans, and

               (iv) any supplemental environmental studies completed in order to satisfy the regulatory requirements of the Foreign Governing Authority.

11.02 DEFAULT. Material breach or misrepresentation by the Investor shall constitute a default hereunder, and OPIC may

          (a)  refuse to make payments to the Investor;

          (b)  recover payments made; and

          (c) terminate this Contract, effective as of the date of the breach, by giving notice to the Investor.

11.03 NON-WAIVER. Neither OPIC's failure to invoke its rights nor its acceptance of premiums shall constitute waiver of any of its rights, even though OPIC knows of the Investor's breach.

11.04 CURE. OPIC may permit the Investor to cure a default in a manner satisfactory to OPIC, but shall have no obligation to allow defaults to be cured.



                        ARTICLE XII - MISCELLANEOUS
                        ---------------------------

12.01 The issuance by OPIC of this Contract shall not constitute an acknowledgment or assurance by OPIC of the validity of any agreement or arrangement constituting or relating to the Investment under the laws of the Project Country.

12.02 The Investor at all times shall be solely responsible for ensuring that it can freely transfer rights as required by Section 10.02, "ASSIGNMENT TO OPIC". If, in the event of claim under expropriation (Section 4.01) or interference with operations coverage (Section 8.01), the Investor is unable to effect the required transfer, no payment shall be made under the Contract.

12.03 Notwithstanding any other provision of this Contract, OPIC shall have no liability for any claim arising out or by reason of the fact that the license, dated June 28, 1995, issued by the Ministry of Geology and Protection of the Subsurface for KKM, entitled "License for the Right to Use the Subsurface No. MG 249 Oil", makes reference only to that certain agreement, dated July 1, 1993, between the Ministry of Energy and Subsurface Resources and KKM, and not to the Project Agreement.

12.04 Notwithstanding any other provision of this Contract, OPIC shall have no liability for any claim arising out or by reason of the fact that the Investor, the Foreign Enterprise or the Foreign Governing Authority is unable to export petroleum produced by the Project via pipelines or any other transportation or marketing facilities outside of the Project Country.

12.05 Notwithstanding any other provision of this Contract, OPIC shall have no liability for any claim under Article II if the Investor or the Foreign Enterprise has not obtained and complied with all approvals and licenses necessary under the laws of the Project Country to make effective the provisions of Sections 4.1.16, 4.1.17, and 4.1.20 of the Project Agreement.

12.06 The Investor (i) represents and warrants that each of the Foreign Enterprise and the Intermediate Subsidiaries has been established for the sole purpose of undertaking the Project and (ii) covenants that each of their operations shall remain so limited as long as this Contract is in effect.

12.07 All references in Articles II through X of this Contract to "Investor" (except those in this Section 12.06) shall be interpreted to mean and include the Intermediate Subsidiaries as follows:

     (i) All representations of the Investor shall be deemed to be made on its own behalf and on behalf of the Intermediate
            Subsidiaries, and any knowledge of the Intermediate
            Subsidiaries shall be deemed to be knowledge of the Investor;

     (ii) Any requirement that, as a condition to coverage or payment of compensation, the Investor take an action, shall be deemed to be a requirement that the Investor take such action or cause the Intermediate Subsidiaries to take such action;

     (iii) Any requirement that, as a condition to coverage or payment of compensation, the Investor not take, or be unable to take, an action, or be deprived of a right, shall be deemed to be a requirement that neither the Investor nor the Intermediate Subsidiaries shall have taken or be able to take such action or retain such right;

     (iv) Any adjustments to compensation for amounts received by the Investor shall be determined based on the aggregate amounts received by the Investor and the Intermediate Subsidiaries;

     (v) The Investor must perform all duties, obligations and procedures required of the Investor under this Contract (including without limitation those set forth in Articles X and XI) and must cause the Intermediate Subsidiaries to do so; PROVIDED, however, that the Intermediate Subsidiaries shall not have any payment obligation with respect to this Contract;

     (vi) All rights of the Investor under this Contract (including without limitation all rights to make coverage elections, to receive notices, to make claims, and to receive payments) are rights of the Investor alone, and the Intermediate Subsidiaries shall not have or may not exercise any such right; and

     (vii) All references to rights of the Investor with respect to the Foreign Enterprise or other parties shall be deemed to be references to rights of the Investor or the Intermediate Subsidiaries with respect to the Foreign Enterprise or such other parties.


CHAPARRAL RESOURCES, INC.

By /S/ MICHAEL B. YOUNG     Date December 29, 1999
   --------------------          -----------------

Michael B. Young, Treasurer
-------------------------------------------------
(Name and Title)


OVERSEAS PRIVATE INVESTMENT CORPORATION

By /S/ AUDRY A. ZUCK         Date December 29, 1999
--------------------              -----------------

Audry A. Zuck
-------------------------------------------------
(Name and Title)